First Bancorp 8-K

Exhibit 99.1

News Release

For Immediate Release:	For More Information,
October 23, 2013	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Third Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $6.1 million, or $0.30 per diluted common share, for the three months ended September 30, 2013, compared to $3.7 million, or $0.22 per diluted common share, recorded in the third quarter of 2012. For the nine months ended September 30, 2013, the Company recorded net income available to common shareholders of $14.3 million, or $0.71 per diluted common share, compared to net income of $0.3 million, or $0.01 per diluted common share, for the nine months ended September 30, 2012. The higher earnings were primarily a result of lower provisions for loan losses and lower foreclosed property losses and write-downs recorded during 2013.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2013 amounted to $33.7 million, a 2.2% decrease from the $34.5 million recorded in the third quarter of 2012. Net interest income for the nine months ended September 30, 2013 amounted to $101.3 million, a 1.7% increase from the $99.5 million recorded in the comparable period of 2012.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the third quarter of 2013 was 4.84% compared to 4.86% for the third quarter of 2012. For the nine month period ended September 30, 2013, the Company’s net interest margin was 4.88% compared to 4.71% for the same period in 2012. The 4.84% margin realized in the third quarter of 2013 was a 26 basis point decrease from the 5.10% margin realized in the second quarter of 2013. The margin variances were primarily due to discount accretion on loans purchased in failed-bank acquisitions recognized during the respective periods. As shown in the accompanying tables, loan discount accretion amounted to $4.3 million in the third quarter of 2013, $6.6 million in the second quarter of 2013, and $4.6 million in the third quarter of 2012.

Excluding the effects of discount accretion on purchased loans, the Company’s net interest margin has been relatively stable, amounting to 4.23% for the third quarter of 2013, compared to 4.17% for the second quarter of 2013, and 4.22% in the third quarter of 2012. See the Financial Summary for a table that presents the impact of the loan discount accretion, as well as other purchase accounting adjustments affecting net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding the loan discount accretion, and the note thereto that explains why this ratio is presented and caution regarding the use of this non-GAAP performance measure.

The Company’s cost of funds has steadily declined from 0.57% in the third quarter of 2012 to 0.37% in the third quarter of 2013.

Provision for Loan Losses and Asset Quality

The Company recorded total provisions for loan losses of $5.0 million in the third quarter of 2013 compared to $7.1 million for the third quarter of 2012. For the nine months ended September 30, 2013, the Company recorded total provisions for loans losses of $21.7 million compared to $35.1 million for the same period of 2012. As discussed below, the decrease in 2013 was primarily the result of an elevated provision for loan losses on non-covered loans recorded in the first quarter of 2012 – see explanation of the terms “covered” and “non-covered” in the section below entitled “Note Regarding Components of Earnings.”

The provision for loan losses on non-covered loans amounted to $3.5 million in the third quarter of 2013 compared to $6.0 million in the third quarter of 2012. For the first nine months of 2013, the provision for loan losses on non-covered loans amounted to $13.3 million compared to $29.7 million for the same period of 2012. The decrease for the nine month period was primarily due to a high provision for loan losses recorded in the first quarter of 2012 that resulted from an internal review that applied more conservative assumptions to estimate the probable losses associated with some of the Company’s nonperforming loan relationships, which the Company believed could lead to a more timely resolution of the related credits. Many of these same loans were sold to a third party investor in January 2013, as discussed below.

The provision for loan losses on covered loans amounted to $1.5 million in the third quarter of 2013 compared to $1.1 million in the third quarter of 2012. For the nine months ended September 30, 2013, the provision for loan losses on covered loans amounted to $8.4 million compared to $5.4 million for the same period of 2012. The increase for the nine month period in 2013 was primarily the result of several large credits that deteriorated during the first quarter of 2013 and were placed on nonaccrual status.

Total non-covered nonperforming assets amounted to $83.5 million at September 30, 2013 (2.86% of total non-covered assets), which compares to $106.1 million at December 31, 2012 and $146.0 million at September 30, 2012. The decrease in 2013 compared to both periods in 2012 was due primarily to a combination of loan sales and foreclosed property write-downs that occurred in the fourth quarter of 2012 and the first quarter of 2013, as discussed in the following paragraph.

In the fourth quarter of 2012, the Company identified a pool of non-covered higher-risk loans that it targeted for sale to a third-party investor. Based on an offer to purchase these loans that was received in December, the Company wrote the loans down by approximately $38 million in the fourth quarter of 2012 to their estimated liquidation value of approximately $30 million and reclassified them as “loans held for sale.” Of the $68 million in loans targeted for sale, approximately $38.2 million had been classified as nonaccrual loans, and $10.5 million had been classified as accruing troubled-debt-restructurings. The sale of substantially all of these loans was completed on January 23, 2013. Additionally, in the fourth quarter of 2012, the Company recorded write-downs totaling $10.6 million on substantially all of its non-covered foreclosed properties in connection with efforts to accelerate the sale of these assets.

Non-covered nonaccrual loans increased from $33.0 million at December 31, 2012 to $40.7 million at September 30, 2013, due primarily to several larger credits that deteriorated during the first and second quarters of 2013. Non-covered foreclosed real estate decreased from $26.3 million at December 31, 2012 to $15.1 million at September 30, 2013 as a result of strong sales activity during the first nine months of 2013, which was consistent with the Company’s strategy discussed above to accelerate the disposition of foreclosed properties.

Total covered nonperforming assets have steadily declined during the past twelve months, amounting to $83.0 million at September 30, 2013 compared to $113.9 million at September 30, 2012. Within this category, foreclosed real estate declined from $58.4 million at September 30, 2012 to $29.2 million at September 30, 2013. The Company is experiencing increased property sales activity, particularly along the North Carolina coast, which is where most of the Company’s covered foreclosed properties are located. Covered nonaccrual loans increased from $33.5 million at December 31, 2012 to $47.2 million at September 30, 2013, due primarily to several large loans that deteriorated during the first quarter of 2013.

Noninterest Income

Total noninterest income for the third quarter of 2013 was $5.6 million compared to $2.8 million for the same period of 2012. For the nine months ended September 30, 2013, noninterest income amounted to $17.2 million compared to $9.9 million for the nine months ended September 30, 2012.

Core noninterest income for the third quarter of 2013 was $7.5 million, an increase of 10.2% over the $6.8 million reported for the third quarter of 2012. For the first nine months of 2013, core noninterest income amounted to $21.2 million, a 12.2% increase from the $18.9 million recorded in the comparable period of 2012. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. The largest component of the increases in core noninterest income was in the amount of service charges on deposit accounts recorded by the Company, which related primarily to overdraft fees.

Noncore components of noninterest income resulted in net losses of $1.9 million in the third quarter of 2013 compared to net losses of $4.0 million in the third quarter of 2012. For the nine months ended September 30, 2013 and 2012, the Company recorded net losses of $4.0 million and $9.0 million, respectively, related to the noncore components of noninterest income. The largest variances compared to prior periods related to foreclosed property gains/losses and indemnification asset income (expense) – see discussion below.

Non-covered foreclosed property gains/losses amounted to gains of $0.2 million and $1.7 million for the three and nine months ended September 30, 2013, respectively, compared to losses of $1.0 million and $3.0 million for the comparable periods of 2012. Stabilization in real estate market values and lower carrying values following the December 2012 write-down discussed above impacted these variances.

Gains/losses on covered foreclosed properties during the three and nine month periods ended September 30, 2013, amounted to gains of $1.4 million and losses of $3.7 million, respectively, compared to losses of $1.6 million and losses of $12.7 million during the comparable periods of 2012, respectively. The favorable variances in 2013 were primarily a result of lower levels of covered foreclosed properties, as well as stabilization in real estate market values.

As discussed below, indemnification asset income (expense) is recorded to reflect additional (decreased) amounts expected to be received from the FDIC due to covered loan and foreclosed property losses arising during the period. In the third quarter of 2013, the Company recorded net gains on covered foreclosed properties of $1.4 million compared to net losses of $1.6 million in the third quarter of 2012, which resulted in a higher indemnification asset expense – $3.8 million of expense in the third quarter of 2013 compared to expense of $1.6 million in the third quarter of 2012. For the nine months ended September 30, 2013, indemnification asset expense amounted to $2.3 million compared to income of $6.1 million for the same period of 2012, with the variance also being caused primarily by fewer covered foreclosed property losses in 2013.

Noninterest Expenses

Noninterest expenses amounted to $23.7 million in each of the third quarters of 2013 and 2012. Noninterest expenses for the nine months ended September 30, 2013 amounted to $72.7 million compared to $71.5 million recorded in the first nine months of 2012.

Salaries expense has risen in 2013 as a result of new employees hired to expand the Company’s infrastructure in anticipation of future growth, as well as increases in the mortgage division due to an initiative to generate higher residential mortgage volume. Employee benefits have decreased primarily due to the freezing of two pension plans at December 31, 2012.

Tax Expense

The Company’s income tax expense for the third quarter of 2013 was $4.3 million, which resulted in an effective tax rate of 40.5% compared to a more typical effective tax rate of approximately 35%. The higher effective tax rate was due to an incremental $0.5 million of tax expense that was recorded in the third quarter of 2013 in order to reduce the value of the Company’s deferred tax asset as a result of statutory decreases in North Carolina’s state income tax rate.

Preferred Dividends

Preferred stock dividends amounted to $0.2 million for the third quarter of 2013 compared to $0.7 million for the third quarter of 2012. Preferred stock dividends amounted to $0.7 million for the first nine months of 2013 compared to $2.3 million for the comparable period of 2012. The decreases in 2013 are a result of a favorable dividend rate change related to the preferred stock that was issued in September 2011 to the US Treasury as part of the Company’s participation in the Treasury’s Small Business Lending Fund. The dividend rate can vary from 1% to 5% per annum based upon changes in the Company’s level of small business lending.  The Company has been able to continually increase its level of small business lending and as a result, the dividend rate has steadily decreased from 5.0% in the first half of 2012 to 1.0% throughout most of 2013. We expect our preferred stock dividend rate to remain at an annualized rate of 1.0% until 2016, unless the preferred stock is redeemed at an earlier date.

Balance Sheet and Capital

Total assets at September 30, 2013 amounted to $3.2 billion, a 4.5% decrease from a year earlier. Total loans at September 30, 2013 amounted to $2.4 billion, unchanged from a year earlier, and total deposits amounted to $2.7 billion at September 30, 2013, a 3.3% decrease from a year earlier.

The unchanged level of total loans at September 30, 2013 compared to a year earlier was primarily the result of the loan sale previously discussed, the impact of which was offset by new loan growth. Total loans have increased in 2013, as growth in non-covered loans has exceeded the steady decline in covered loans. Excluding the acquired growth of $16 million that was added in a March 2013 branch acquisition, the Company’s non-covered loans have increased by $105 million since December 31, 2012, representing annualized growth of 6.7%. The Company is seeing improved loan demand as the economy in its market areas improves.

Deposit balances have generally decreased over the past year as a result of declines in all time deposit categories, including brokered deposits, internet deposits, and all other time deposits. Strong growth in transaction deposit accounts has offset a majority of the time deposit declines.

As previously reported, during the first quarter of 2013, the Company completed the acquisition of two branches from Four Oaks Bank & Trust Company, which resulted in the addition of $16 million in loans and $57 million in deposits.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at September 30, 2013 of 16.61% compared to the 10.00% minimum required to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 7.19% at September 30, 2013, an increase of 73 basis points from a year earlier.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented, “Our strong quarterly earnings for the third quarter of 2013 represent a continuation of the positive momentum we have seen during 2013. We are thankful that our local markets are continuing to improve and that First Bank is able to help our customers meet their growing financial needs.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On September 13, 2013, the Company announced a quarterly cash dividend of $0.08 cents per share payable on October 25, 2013 to shareholders of record on September 30, 2013. This is the same dividend rate as the Company declared in the third quarter of 2012.

•	In the fourth quarter of 2013, the Company expects to open loan production offices in Charlotte, North Carolina and Columbia, North Carolina.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that payoff, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For covered foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.2 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 96 branches, with 81 branches operating in North Carolina, 7 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 8 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Dublin, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2013	2012	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$34,870	37,037
Interest on investment securities	1,315	1,488
Other interest income	143	164
Total interest income	36,328	38,689	(6.1%)
Interest expense
Interest on deposits	2,343	3,769
Other, primarily borrowings	258	447
Total interest expense	2,601	4,216	(38.3%)
Net interest income	33,727	34,473	(2.2%)
Provision for loan losses – non-covered loans	3,487	5,970	(41.6%)
Provision for loan losses – covered loans	1,493	1,103	35.4%
Total provision for loan losses	4,980	7,073	(29.6%)
Net interest income after provision for loan losses	28,747	27,400	4.9%
Noninterest income
Service charges on deposit accounts	3,390	3,053
Other service charges, commissions, and fees	2,402	2,275
Fees from presold mortgages	776	785
Commissions from financial product sales	591	510
Bank-owned life insurance income	366	207
Foreclosed property gains (losses) – non-covered	153	(1,020)
Foreclosed property gains (losses) – covered	1,397	(1,641)
Indemnification asset income (expense), net	(3,786)	(1,569)
Securities gains	553	189
Other gains (losses)	(234)	14
Total noninterest income	5,608	2,803	100.1%
Noninterest expenses
Salaries expense	11,401	10,370
Employee benefit expense	2,248	2,539
Occupancy and equipment expense	2,950	2,988
Intangibles amortization	220	224
Other operating expenses	6,885	7,536
Total noninterest expenses	23,704	23,657	0.2%
Income before income taxes	10,651	6,546	62.7%
Income taxes	4,318	2,123	103.4%
Net income	6,333	4,423	43.2%

Preferred stock dividends	(216)	(688)

Net income available to common shareholders	$6,117	3,735	63.8%

Earnings per common share – basic	$0.31	0.22	40.9%
Earnings per common share – diluted	0.30	0.22	36.4%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$33,727	34,473
Tax-equivalent adjustment (1)	380	376
Net interest income, tax-equivalent	$34,107	34,849	(2.1%)

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary – Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2013	2012	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$105,451	107,715
Interest on investment securities	4,000	4,879
Other interest income	470	481
Total interest income	109,921	113,075	(2.8%)
Interest expense
Interest on deposits	7,901	12,075
Other, primarily borrowings	770	1,485
Total interest expense	8,671	13,560	(36.1%)
Net interest income	101,250	99,515	1.7%
Provision for loan losses – non-covered loans	13,301	29,721	(55.2%)
Provision for loan losses – covered loans	8,419	5,374	56.7%
Total provision for loan losses	21,720	35,095	(38.1%)
Net interest income after provision for loan losses	79,530	64,420	23.5%
Noninterest income
Service charges on deposit accounts	9,579	8,867
Other service charges, commissions, and fees	6,917	6,634
Fees from presold mortgages	2,343	1,685
Commissions from financial product sales	1,569	1,325
Bank-owned life insurance income	786	380
Foreclosed property gains (losses) – non-covered	1,687	(3,026)
Foreclosed property gains (losses) – covered	(3,738)	(12,742)
Indemnification asset income (expense), net	(2,296)	6,094
Securities gains	560	638
Other gains (losses)	(204)	67
Total noninterest income	17,203	9,922	73.4%
Noninterest expenses
Salaries expense	33,081	30,717
Employee benefit expense	7,421	9,230
Occupancy and equipment expense	8,577	8,618
Intangibles amortization	639	670
Other operating expenses	22,966	22,245
Total noninterest expenses	72,684	71,480	1.7%
Income before income taxes	24,049	2,862	n/m
Income taxes	9,028	331	n/m
Net income	15,021	2,531	n/m

Preferred stock dividends	(678)	(2,277)

Net income available to common shareholders	$14,343	254	n/m

Earnings per common share – basic	$0.73	0.01	n/m
Earnings per common share – diluted	0.71	0.01	n/m

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$101,250	99,515
Tax-equivalent adjustment (1)	1,125	1,150
Net interest income, tax-equivalent	$102,375	100,665	1.7%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2013	2012	2013	2012
Return on average assets (1)	0.76%	0.45%	0.60%	0.01%
Return on average common equity (2)	8.29%	5.30%	6.60%	0.12%
Net interest margin – tax-equivalent (3)	4.84%	4.86%	4.88%	4.71%
Net charge-offs to average loans – non-covered	0.87%	1.57%	0.71%	1.28%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.24	0.24
Stated book value – common	14.84	16.42	14.84	16.42
Tangible book value – common	11.33	12.35	11.33	12.35
Common shares outstanding at end of period	19,679,659	17,013,008	19,679,659	17,013,008
Weighted average shares outstanding – basic	19,679,751	16,988,150	19,674,229	16,955,130
Weighted average shares outstanding – diluted	20,424,984	16,988,150	20,416,517	16,955,130

CAPITAL RATIOS
Tangible equity to tangible assets	9.47%	8.41%	9.47%	8.41%
Tangible common equity to tangible assets	7.19%	6.46%	7.19%	6.46%
Tier I leverage ratio	10.96%	10.06%	10.96%	10.06%
Tier I risk-based capital ratio	15.35%	14.99%	15.35%	14.99%
Total risk-based capital ratio	16.61%	16.26%	16.61%	16.26%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,192,954	3,314,887	$3,222,064	3,310,241
Loans	2,433,632	2,432,528	2,408,510	2,433,964
Earning assets	2,795,071	2,855,083	2,804,329	2,855,307
Deposits	2,761,915	2,822,388	2,794,469	2,804,524
Interest-bearing liabilities	2,351,409	2,550,689	2,404,867	2,564,113
Shareholders’ equity	363,413	344,007	361,333	344,851

(1)	Calculated by dividing annualized net income (loss) available to common shareholders by average assets.
(2)	Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.
(3)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012

Net interest income – tax-equivalent (1)	$34,107	35,975	32,293	36,062	34,849
Taxable equivalent adjustment (1)	380	373	372	377	376
Net interest income	33,727	35,602	31,921	35,685	34,473
Provision for loan losses – non-covered	3,487	4,043	5,771	40,272	5,970
Provision for loan losses – covered	1,493	1,548	5,378	4,305	1,103
Noninterest income	5,608	4,487	7,108	(8,533)	2,803
Noninterest expense	23,704	25,756	23,224	25,795	23,657
Income (loss) before income taxes	10,651	8,742	4,656	(43,220)	6,546
Income tax expense (benefit)	4,318	3,154	1,556	(17,283)	2,123
Net income (loss)	6,333	5,588	3,100	(25,937)	4,423
Preferred stock dividends	(216)	(217)	(245)	(532)	(688)
Net income (loss) available to common shareholders	6,117	5,371	2,855	(26,469)	3,735

Earnings (loss) per common share – basic	0.31	0.27	0.15	(1.53)	0.22
Earnings (loss) per common share – diluted	0.30	0.27	0.14	(1.53)	0.22

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Sept. 30, 2013	At June 30, 2013	At Dec. 31, 2012	At Sept. 30, 2012	One Year Change
Assets
Cash and due from banks	$89,383	82,798	96,588	79,991	11.7%
Interest bearing deposits with banks	95,736	154,802	144,919	203,212	(52.9%)
Total cash and cash equivalents	185,119	237,600	241,507	283,203	(34.6%)

Investment securities	226,589	240,995	223,416	217,530	4.2%
Presold mortgages	2,884	4,552	8,490	4,380	(34.2%)

Loans – non-covered	2,215,173	2,190,583	2,094,143	2,137,074	3.7%
Loans – covered by FDIC loss share agreements	226,909	240,279	282,314	303,997	(25.4%)
Total loans	2,442,082	2,430,862	2,376,457	2,441,071	0.0%
Allowance for loan losses – non-covered	(43,475)	(44,816)	(41,643)	(45,154)	(3.7%)
Allowance for loan losses – covered	(4,216)	(6,035)	(4,759)	(4,394)	(4.1%)
Total allowance for loan losses	(47,691)	(50,851)	(46,402)	(49,548)	(3.7%)
Net loans	2,394,391	2,380,011	2,330,055	2,391,523	0.1%

Loans held for sale	—	—	30,393	—	—
Premises and equipment	77,621	77,597	74,371	74,044	4.8%
FDIC indemnification asset	64,946	92,950	102,559	107,615	(39.6%)
Intangible assets	68,889	69,109	68,943	69,170	(0.4%)
Foreclosed real estate – non-covered	15,098	15,425	26,285	38,065	(60.3%)
Foreclosed real estate – covered	29,193	32,005	47,290	58,367	(50.0%)
Bank-owned life insurance	43,642	43,276	27,857	27,587	58.2%
Other assets	64,068	53,890	63,744	51,193	25.1%
Total assets	$3,172,440	3,247,410	3,244,910	3,322,677	(4.5%)

Liabilities
Deposits:
Non-interest bearing checking accounts	$463,972	454,785	413,195	398,527	16.4%
Interest bearing checking accounts	543,905	546,203	519,573	482,583	12.7%
Money market accounts	552,463	560,612	551,209	533,462	3.6%
Savings accounts	166,706	166,497	158,578	159,189	4.7%
Brokered deposits	87,861	109,510	130,836	146,180	(39.9%)
Internet time deposits	5,651	6,847	10,060	18,518	(69.5%)
Other time deposits > $100,000	474,285	501,811	530,015	562,245	(15.6%)
Other time deposits	446,017	472,088	507,894	533,760	(16.4%)
Total deposits	2,740,860	2,818,353	2,821,360	2,834,464	(3.3%)

Borrowings	46,394	46,394	46,394	111,394	(58.4%)
Other liabilities	22,444	22,558	21,039	34,029	(34.0%)
Total liabilities	2,809,698	2,887,305	2,888,793	2,979,887	(5.7%)

Shareholders’ equity
Preferred stock	70,787	70,787	70,787	63,500	11.5%
Common stock	132,098	132,097	131,877	105,454	25.3%
Retained earnings	163,250	158,708	153,629	181,672	(10.1%)
Accumulated other comprehensive income (loss)	(3,393)	(1,487)	(176)	(7,836)	56.7%
Total shareholders’ equity	362,742	360,105	356,117	342,790	5.8%
Total liabilities and shareholders’ equity	$3,172,440	3,247,410	3,244,910	3,322,677	(4.5%)

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012

Yield on loans	5.68%	6.17%	5.71%	6.15%	6.06%
Yield on securities – tax-equivalent (1)	2.81%	2.88%	3.23%	3.41%	3.45%
Yield on other earning assets	0.46%	0.38%	0.33%	0.34%	0.31%
Yield on all interest earning assets	5.21%	5.52%	5.15%	5.53%	5.44%

Rate on interest bearing deposits	0.40%	0.45%	0.49%	0.56%	0.61%
Rate on other interest bearing liabilities	2.21%	2.21%	2.24%	1.40%	1.60%
Rate on all interest bearing liabilities	0.44%	0.48%	0.53%	0.59%	0.66%
Total cost of funds	0.37%	0.41%	0.45%	0.51%	0.57%

Net interest margin – tax-equivalent (2)	4.84%	5.10%	4.69%	5.01%	4.86%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

________________________________________________________________________________________________

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Interest income – reduced by premium amortization on loans	$(105)	(116)	(116)	(116)	(116)
Interest income – increased by accretion of loan discount (1)	4,325	6,612	3,658	6,011	4,587
Interest expense – reduced by premium amortization of deposits	7	8	9	13	17
Impact on net interest income	$4,227	6,504	3,551	5,908	4,488

(1)	Indemnification asset income is reduced by 80% of the amount of the accretion of loan discount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Non-covered nonperforming assets
Nonaccrual loans	$40,711	42,338	38,917	33,034	69,413
Troubled debt restructurings – accruing	27,656	21,333	24,378	24,848	38,522
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	68,367	63,671	63,295	57,882	107,935
Nonperforming loans held for sale	—	—	—	21,938	—
Foreclosed real estate	15,098	15,425	20,115	26,285	38,065
Total non-covered nonperforming assets	$83,465	79,096	83,410	106,105	146,000

Covered nonperforming assets (1)
Nonaccrual loans	$47,233	50,346	51,221	33,491	37,619
Troubled debt restructurings – accruing	6,537	6,790	10,582	15,465	17,945
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	53,770	57,136	61,803	48,956	55,564
Foreclosed real estate	29,193	32,005	30,156	47,290	58,367
Total covered nonperforming assets	$82,963	89,141	91,959	96,246	113,931

Total nonperforming assets	$166,428	168,237	175,369	202,351	259,931
Asset Quality Ratios – All Assets
Net charge-offs to average loans – annualized	1.33%	0.75%	1.32%	7.76%	1.80%
Nonperforming loans to total loans	5.00%	4.97%	5.22%	4.50%	6.70%
Nonperforming assets to total assets	5.25%	5.18%	5.35%	6.24%	7.82%
Allowance for loan losses to total loans	1.95%	2.09%	2.08%	1.95%	2.03%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans – annualized	0.87%	0.74%	0.51%	8.09%	1.57%
Non-covered nonperforming loans to non-covered loans	3.09%	2.91%	2.97%	2.76%	5.05%
Non-covered nonperforming assets to total non-covered assets	2.86%	2.66%	2.79%	3.64%	4.93%
Allowance for loan losses (non-covered) to non-covered loans	1.96%	2.05%	2.10%	1.99%	2.11%

(1)	Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Net interest income, as reported	$33,727	35,602	31,921	35,685	34,473
Tax-equivalent adjustment	380	373	372	377	376
Net interest income, tax-equivalent (A)	$34,107	35,975	32,293	36,062	34,849
Average earning assets (B)	$2,795,071	2,827,171	2,790,745	2,864,243	2,855,083
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.84%	5.10%	4.69%	5.01%	4.86%

Net interest income, tax-equivalent	$34,107	35,975	32,293	36,062	34,849
Loan discount accretion	4,325	6,612	3,658	6,011	4,587
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$29,782	29,363	28,635	30,051	30,262
Average earnings assets (B)	$2,795,071	2,827,171	2,790,745	2,864,243	2,855,083
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	4.23%	4.17%	4.16%	4.17%	4.22%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At September 30, 2013, the Company had a remaining loan discount balance of $46.7 million compared to $85.9 million at September 30, 2012. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.